Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement No. 333-141829 and No. 333-185624 on Form S-8 of our report dated March 25, 2016, relating to the consolidated financial statements of Lake Shore Bancorp, Inc. and subsidiary, which appears in this Annual Report on Form 10-K.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh,  Pennsylvania

March 25, 2016